EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS



TO THE BOARD OF DIRECTORS OF THE READER'S DIGEST ASSOCIATION, INC.:

We consent to incorporation by reference in the registration statements (Registration Nos. 33-37434, 33-56883, 333-57789 and 333-42726) on Form S-8 of
The Reader's Digest Association, Inc. and subsidiaries of our report dated August 14, 2001, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report is incorporated by reference in the Annual Report on Form 10-K of The Reader's Digest Association, Inc. for the period ended June 30, 2001.


/s/ KPMG LLP

KPMG LLP



New York, New York
September 27, 2001